As filed with the Securities and Exchange Commission on June 3, 2002
                                                    Registration No. 333-88568

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            --------------------------------------------------------

                                   FORM S-3/A

                                 Amendment No. 1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

            --------------------------------------------------------

                          Velocity Express Corporation
             (Exact Name of Registrant as Specified in Its Charter)

              Delaware                                   87-0355929
    (State or Other Jurisdiction of                   (I.R.S. Employer
     Incorporation or Organization)                Identification Number)

                              Four Paramount Plaza
                          7803 Glenroy Road, Suite 200
                          Bloomington, Minnesota 55439
                                 (612) 492-2400
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

            --------------------------------------------------------

                    Jeffry J. Parell, Chief Executive Officer
                          Velocity Express Corporation
                              Four Paramount Plaza
                          7803 Glenroy Road, Suite 200
                          Bloomington, Minnesota 55439
                                 (612) 492-2400
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                   COPIES TO:

         Karen A. Dewis, Esq.                  Wesley C. Fredenburg, Esq.
        McDermott, Will & Emery               Secretary and General Counsel
          600 13th Street, NW                 Velocity Express Corporation
         Washington, DC 20005                     Four Paramount Plaza
            (202) 756-8000                    7803 Glenroy Road, Suite 200
                                              Bloomington, Minnesota 55439
                                                     (612) 492-2400

            --------------------------------------------------------

                  Approximate Date of Commencement of Proposed
                Sale to the Public: From time to time after the
                 effective date of this Registration Statement.

            --------------------------------------------------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

==========================================================================================================================
                                                                                        Proposed Maximum     Amount of
                                                     Amount to be    Proposed Maximum  Aggregate Offering  Registration
          Title of Shares to be Registered           Registered(1)    Price per Share          Price           Fee (6)
--------------------------------------------------------------------------------------------------------------------------
Common stock ($.004 par value)(2) ..................   8,627,757        $4.725 (3)       $40,766,151.83      $3,750.49
--------------------------------------------------------------------------------------------------------------------------
Common stock ($.004 par value)(4) ..................     898,030        $13.50 (5)         $12,123,405       $1,115.35
--------------------------------------------------------------------------------------------------------------------------

(1) In accordance with Rule 416 under the Securities Act of 1933 common stock offered hereby shall also be deemed to cover an indeterminate number of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Consists of (i) 1,922,964 shares of common stock issuable upon conversion of the Company's outstanding Series D convertible preferred stock, (ii) 4,991,758 shares of common stock issuable upon conversion of the Company's outstanding Series F convertible preferred stock, (iii) 948,334 shares of common stock issuable upon the exercise of certain warrants and (iv) 764,701 shares of common stock.

(3) Proposed maximum price per share and proposed maximum aggregate offering price for common stock is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(g) under the Securities Act of 1933 and based upon the average of the high and low prices reported for the Company's common stock by the Nasdaq SmallCap Market on May 29, 2002.

(4) Consists of 898,030 shares of common stock issuable upon the exercise of certain warrants with an exercise price of $13.50 per share.

(5) Proposed maximum price per share is estimated solely for the purpose of calculating the registration fee pursuant to 457(g) under the Securities Act of 1933 based upon the exercise price of the securities, which is $13.50.

(6)  Registration fee paid on May 17, 2002 with S-3 was $4,873.77.

            --------------------------------------------------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a) may determine.

================================================================================

        PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JUNE 3, 2002

-------------------------------------------------------------------------------

                                9,525,787 Shares
                          Velocity Express Corporation
                                  Common Stock

--------------------------------------------------------------------------------

     The stockholders listed on pages 9 through 22 below may, from time to time, offer and sell up to 9,525,787 shares of our common stock under this prospectus. The shares of common stock that may be offered and sold under this prospectus include (i) shares of common stock issuable upon the conversion of our outstanding Series D and F convertible preferred stock, (ii) shares of common stock issuable upon exercise of outstanding warrants, and (iii) shares of common stock currently owned by the selling stockholders. Because most of the shares of common stock covered by this prospectus may only be offered and sold by the selling stockholders following conversion of their preferred stock or exercise of their warrants, we cannot predict how many shares will ultimately be sold under this prospectus. Our registration of the shares does not necessarily mean that the selling stockholders will sell all or any of the shares covered by this prospectus.

     The selling stockholders may sell their shares directly or through one or more broker-dealers on the Nasdaq SmallCap Market or on any national securities exchange or automated quotation system on which the common stock may be listed or traded, in the over-the-counter market, in negotiated transactions or otherwise, at prices related to the prevailing market price or at negotiated prices. Please see "Plan of Distribution" beginning on page 23 for more information.

     We will pay all expenses to register the shares, except that the selling stockholders will pay any underwriting commissions and expenses, brokerage fees, transfer taxes and the fees and expenses of their attorneys and other experts. We will not receive any part of the proceeds from this offering.

     Our common stock is quoted on the Nasdaq SmallCap Market and trades under the symbol "VEXP." On May 16, 2002, the last reported sale price of our common stock was $4.61 per share.

--------------------------------------------------------------------------------

     SEE RISK FACTORS BEGINNING ON PAGE 3 FOR INFORMATION YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  The date of this prospectus is June 3, 2002.

                                TABLE OF CONTENTS
                                -----------------

                                                                       PAGE
                                                                       ----

PROSPECTUS SUMMARY ....................................................  1
RISK FACTORS ..........................................................  3
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS .....................  5
THE COMPANY ...........................................................  6
SELLING STOCKHOLDERS ..................................................  9
USE OF PROCEEDS ....................................................... 23
PLAN OF DISTRIBUTION .................................................. 23
DESCRIPTION OF SECURITIES TO BE REGISTERED ............................ 24
LEGAL MATTERS ......................................................... 27
EXPERTS ............................................................... 27
WHERE YOU CAN FIND MORE INFORMATION ................................... 28

                               PROSPECTUS SUMMARY

     This summary highlights some important information from this prospectus, but does not contain all important information about us or the offering. You should read the more detailed information and financial statements and notes appearing in, or incorporated by reference in, this prospectus. You should carefully consider, among other things, the information set forth under "Risk Factors" before you decide to purchase our stock. All share and pre-share information in this prospectus has been adjusted to give effect to the one-for-five reverse stock split we effected in April 2002. See "The Company - Recent Developments - Reverse Stock Split."

This Offering

     This prospectus covers 9,525,787 shares of our common stock that may be offered for resale by the stockholders named in the "Selling Stockholders" section below.

     The shares of common stock covered by this prospectus include all of the shares of common stock issuable upon conversion of our outstanding series D convertible preferred stock, par value $0.004, and our outstanding series F convertible preferred stock, par value $0.004. We sold these shares of preferred stock to the selling stockholders in a number of private placement transactions since March 1, 2001. This prospectus also covers shares of common stock issuable upon the exercise of outstanding warrants granted to the selling stockholders at the time of the preferred stock transactions. In addition, this prospectus covers shares issuable upon the exercise of other outstanding warrants and shares of common stock we issued to the selling stockholders in private placement transactions. Because most of the shares of our common stock covered by this prospectus may only be offered and sold by the selling stockholders following conversion of their preferred stock or exercise of their warrants, we cannot predict how many shares will ultimately be sold under this prospectus. Our registration of the shares does not necessarily mean that the selling stockholders will sell all or any of the shares covered by this prospectus.

     The shares of common stock covered by this prospectus may be offered by the selling stockholders from time to time in transactions on the Nasdaq SmallCap Market, or on any national securities exchange or automated quotation system on which the common stock may be listed or traded, in the over-the-counter market, in negotiated transactions or otherwise, at prices related to the prevailing market prices or at negotiated prices. The selling stockholders may effect these transactions by selling shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom the broker-dealers may act as agents or to whom they may sell as principals, or both. We have agreed to bear all expenses of registration of the shares, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders. For more information on the methods of sale that may be used by the selling stockholders, see the section entitled "Plan of Distribution" on page 23.

Our Business

     We have the largest nationwide network of customized, time critical delivery solutions in the United States and believe we are the leading provider of scheduled, distribution and expedited logistics services to multi-location, blue chip customers. Our management team is comprised of seasoned, multi-location transportation, logistics and service industry professionals and is backed by active investors and strategic partners such as TH Lee Putnam Ventures, MCG Global and East River Ventures. Our customized network of delivery and logistics services consists of approximately 140 locations in 86 of the top 100 metropolitan areas in the United States. Our operations are supported by a fleet of approximately 5,500 vehicles, including 1,800 company-leased and owned vehicles and 3,700 vehicles utilized by independent contractors. We currently have approximately 2,700 employees and engage approximately 3,700 independent contractors. Our service offerings are divided into the following categories:

==============================================================
Velocity Express Service Offerings

Primary Services
(Revenue Percentage)      Description
--------------------------------------------------------------
Scheduled Logistics       Daily pickup and delivery of
(53.2%)                   parcels with narrowly defined time
                          schedules predetermined by the
                          customer.
--------------------------------------------------------------
Distribution Logistics    Customer bulk shipments divided
(23.4%)                   and sorted daily for delivery into
                          major metropolitan areas with
                          specific time schedules.
--------------------------------------------------------------
Expedited Logistics       Unique and expedited
(23.4%)                   point-to-point service for
                          customers with extremely time
                          sensitive delivery requirements.
==============================================================

     The largest customer base for scheduled logistics consists of financial institutions who need a wide variety of services including the pickup and delivery of non-negotiable instruments, primarily canceled checks and ATM receipts, the delivery of office supplies, and the transfer of inter-office mail and correspondence. Distribution logistics typically involves us receiving bulk shipments and dividing and sorting them for delivery to specific locations. Customers utilizing distribution logistics normally include pharmaceutical wholesalers, retailers, manufacturers or other companies who must distribute merchandise every day from a single point of origin to many locations within a clearly defined geographic region. Most expedited logistics services occur within a major metropolitan area or radius of 40 miles, and we usually offer one hour, two to four hour and over four hour delivery services depending on the customer's time requirements. These services are typically available 24 hours a day, seven days a week. Expedited logistics services also include critical parts management and delivery that we provide for companies.

     We also provide facilities management, third-party logistics, warehouse and storage services and a limited amount of long-haul services.

Corporate History

     In January 2002, we changed our state of incorporation from Utah to Delaware through a merger of our predecessor United Shipping & Technology, Inc. with and into our newly formed wholly-owned Delaware subsidiary, Velocity Express Corporation. As of the effective date of the merger, United Shipping & Technology, Inc. ceased to exist and since that date our business has been operated under the name Velocity Express Corporation.

     Our principal executive offices are located at Four Paramount Plaza, 7803 Glenroy Road, Suite 200, Bloomington, Minnesota 55439 and our telephone number is (612) 492-2400. Our website is http://www.velocityexp.com/. All references in this prospectus to "we," "our," or "us" refer to Velocity Express Corporation or to our predecessor United Shipping & Technology, Inc. prior to January 4, 2002.

                                  RISK FACTORS

     You should carefully consider the following risk factors, and all other information contained and incorporated by reference in this prospectus before you decide to purchase shares of our common stock. The risks described below are not the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. Any of the events or circumstances described in the following risks could have a material adverse impact on our business, financial condition and results of operations if they were to actually occur. If that happens, the trading price of our common stock could decline, and you may lose all or part of your investment.

     We Incurred an Operating Loss for the Year Ended June 30, 2001. We incurred a substantial operating loss for the year ended June 30, 2001. We cannot assure you that we will achieve or sustain profitability in the future and our failure to do so could harm our business and our stock price.

     Our Failure to Successfully Implement Our Growth Strategy Could Harm Our Business. Our growth strategy involves the implementing of extensive information technology systems, expanding the number of markets we serve and making other operational improvements. Achieving our growth strategy is critical in order for our business to achieve economies of scale and to increase our profitability. Expansion will also require additional skilled personnel, equipment and facilities. An inability to hire and retain skilled personnel or to secure the required equipment and facilities efficiently and cost-effectively may affect our ability to achieve our growth strategy. We cannot assure you that we will be able to successfully expand our existing markets or establish new markets, and failure to do so could harm our business and our stock price.

     Expansion of our markets and services may also strain our existing management resources and operational, financial and management information systems to the point that they may no longer be adequate to support operations, requiring us to make significant expenditures in these areas. We expect that we will need to develop further financial, operational and management controls, reporting systems and procedures to accommodate future growth. We cannot assure you that we will be able to develop these controls, technology systems or procedures on a timely basis or at all, and the failure to do so could harm our business.

     We May Need Additional Capital to Finance Our Growth Strategy and Working Capital. We have sustained net losses in each of the past three years and may continue to do so in the future. If we continue to experience losses, we will need additional cash to offset these losses, which may not be available to us on acceptable terms, or at all. Achieving our financial goals involves implementing a number of strategies, some of which may not develop when or as planned. We need working capital to:

     o    fund our growth;

     o complete the development of our customer-driven technology solutions initiative; and

     o respond to unanticipated developments in our industry or competitive pressures.

     To date, we have primarily relied upon debt and equity investments to fund our operations and growth. If our growth strategy requires additional funding, we will continue to seek the required additional financing from our lenders or through the issuance of additional equity; however, there can be no assurance that this funding can be obtained.

     We Have Indebtedness. On January 28, 2002, we entered into a new $40 million revolving credit facility with Fleet Capital Corporation and repaid all amounts outstanding under our old credit facility with General Electric Capital Corporation. As of March 31, 2002, $33.4 million was outstanding under the new revolving credit facility and we had an additional $5.0 million in subordinated indebtedness. Substantially all of our assets are pledged to secure our indebtedness. Subject to the restrictions in our existing credit agreements, we and our subsidiaries may incur additional indebtedness from time to time to increase working capital, finance capital expenditures, and for other general corporate purposes.

     Our revolving credit facility matures on January 28, 2004, with an option to extend the facility for one additional year. Our ability to refinance the revolving credit facility upon maturity will depend on our operating performance at the time of maturity. If we cannot successfully refinance the revolving credit facility upon maturity, we will be required to raise capital through the issuance of additional debt or equity securities or sales of some or all of our assets in order to meet our repayment obligations under the facility.

     Our Debt Instruments Contain Numerous Financial and Operational Covenants. Our revolving credit agreement contains financial covenants that, among other things, require us to maintain specified interest coverage ratios and specified levels of availability under the revolving credit facility. The credit agreement also restricts our ability to dispose of assets, incur additional indebtedness, amend our debt instruments, make payments on subordinated debt, pay dividends or other distributions, create liens on assets, make capital expenditures, enter into sale and leaseback transactions, allow our subsidiaries to issue securities or make any sales on a repurchase or return basis, make investments, loans or advances, engage in mergers, consolidations, joint ventures, acquisitions or structural changes, change our organizational documents or our fiscal year end, enter into leases or negative pledges, and engage in transactions with affiliates.

     Our ability to comply with the financial covenants in our credit agreements will be affected by our financial performance as well as events beyond our control, including prevailing economic, financial and industry conditions. The breach of any of the covenants in our credit agreements could result in a default, which would permit the lenders to declare all amounts borrowed thereunder to be due and payable, together with accrued and unpaid interest. If we are unable to repay our indebtedness, the lenders could proceed against the collateral securing the indebtedness.

     We Face Aggressive Competition. We compete with many companies and services on a local, regional and national basis. Our competitors include various motor carriers, express companies, freight forwarders, air couriers and others. If we are unable to compete on price and service with these competitors, our business may be materially adversely affected.

     The Loss of Significant Customers Could Adversely Affect Our Business. Our contracts with our commercial customers typically have a term of one to three years, but are terminable upon 30 or 60 days notice. Although we have no reason to believe that these contracts will be terminated prior to the expiration of their terms, early termination of these contracts could have a material adverse effect on our business, financial condition and results of operations.

     We Could Face Significant Risks of Tax Authorities Classifying Independent Contractors as Employees. A significant number of our drivers are currently independent contractors (meaning that they are not our employees). From time to time, federal and state taxing authorities have sought to assert that independent contractor drivers in the same-day delivery and transportation industries are employees. We do not pay or withhold federal or state employment taxes with respect to drivers who are independent contractors. Although we believe that the independent contractors we utilize are not our employees under existing interpretations of federal and state laws, we cannot guarantee you that federal and state authorities will not challenge our position or that other laws or regulations, including tax laws and laws relating to employment and worker compensation, will not change. If the IRS were to successfully assert that our independent contractors are in fact our employees, we would be required to pay withholding taxes, extend additional employee benefits to these persons and we could be required to pay penalties or be subject to other liabilities as a result of incorrectly classifying employees. If our drivers are deemed to be employees rather than independent contractors, we could be required to increase their compensation since they may no longer be receiving commission-based compensation. Any of the foregoing possibilities could increase our operating costs and have a material adverse effect on our business, financial condition and results of operations.

     We Are Sensitive to Increases in Motor Fuel Prices. We require significant quantities of gasoline and diesel fuel for our delivery vehicles. Therefore, we are exposed to commodity price risk associated with variations in the market price for petroleum products. Competitive and other pressures may prevent us from passing these costs on to our customers. We cannot assure you that our supply of these products will continue uninterrupted or that the prices of, or taxes on, these products will not increase significantly in the future. Increases in fuel prices that we are unable to pass on to our customers will adversely affect our results of operations.

     Our Operating Results are Subject to Cyclical and Seasonal Fluctuations. We serve numerous industries and customers that experience significant fluctuations in demand for our services based on economic conditions and other factors beyond our control. Downturns in the businesses of our customers could have a material adverse effect on our business and results of operations. Shipping activity is generally lowest during the first calendar quarter due to weather conditions and other factors affecting demand for our services.

     We Must Comply With Various Governmental Regulations. Various local, state and federal regulations require us to obtain and maintain permits and licenses in connection with our operations. Additionally, some of our operations may involve the delivery of items subject to more stringent regulation, including hazardous materials, which would require us to obtain additional permits. In addition, we cannot assure you that existing laws or regulations will not be revised or that new laws or regulations, which could have an adverse impact on our operations, will not be adopted or become applicable to us. Our failure to maintain required permits and licenses, or to comply with applicable regulations, could result in substantial fines or revocation of permits and licenses, any of which could have a material adverse effect on our business, financial condition and results of operations.

     We Could be Subject to Claims for Losses. We could be exposed to claims for personal injury, death and property damage as a result of accidents involving our employees. While we carry liability insurance, we cannot assure you that any claims made against us will not exceed the amount of our insurance coverage. Successful claims for personal injury, death or property damage in excess of our insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

     We Have a Substantial Investment in Equipment and Technology. As a part of our business strategy, we have invested in equipment and technology, and we will continue to make investments that we believe are necessary or appropriate to maintain our presence in the time critical delivery industry. While we believe that these investments will give us an advantage over our competitors, we cannot assure you that this strategy will be successful.

     Recent Terrorist Attacks Harmed Our Business and May Harm Our Business in the Future. The terrorist attacks of September 11, 2001 and their aftermath have negatively impacted the logistics industry generally and our business specifically. Given the magnitude and unprecedented nature of the September 11 terrorist attacks, it is unclear what the long-term impact of these events will be on the logistics industry in general and on our business in particular. Additional terrorist attacks, the fear of such attacks or increased hostilities could further negatively impact the logistics industry and our business, financial condition and results of operations.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents we incorporate by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those statements that are not based upon historical fact, which can be identified by the use of terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements are based on current beliefs of our management as well as assumptions made by, and information currently available to, our management. Such statements are subject to known and unknown risks and uncertainties, and other factors, that may cause our actual results to be materially different from those expressed or implied by such forward-looking statements. Some of the factors that could cause or contribute to such differences include those discussed in this prospectus under the caption "Risk Factors."

     The information in this prospectus is current only as of its date, regardless of the time of delivery of the prospectus or any sale of the shares covered by this prospectus. Although we currently believe that the expectations reflected in the forward-looking statements are reasonable, we do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform to actual results.

                                   THE COMPANY

Our Business

     We have the largest nationwide network of customized, time critical delivery solutions in the United States and believe we are the leading provider of scheduled, distribution and expedited logistics services to multi-location, blue chip customers. Our management team is comprised of seasoned, multi-location transportation, logistics and service industry professionals and is backed by active investors and strategic partners such as TH Lee Putnam Ventures, MCG Global and East River Ventures. Our customized network of delivery and logistics services consists of approximately 140 locations in 86 of the top 100 metropolitan areas in the United States. Our operations are supported by a fleet of approximately 5,500 vehicles, including 1,800 company-leased and owned vehicles and 3,700 vehicles utilized by independent contractors. We currently have approximately 2,700 employees and engage approximately 3,700 independent contractors. Our service offerings are divided into the following categories:

==============================================================
Velocity Express Service Offerings

Primary Services
(Revenue Percentage)      Description
--------------------------------------------------------------
Scheduled Logistics       Daily pickup and delivery of
(53.2%)                   parcels with narrowly defined time
                          schedules predetermined by the
                          customer.
--------------------------------------------------------------
Distribution Logistics    Customer bulk shipments divided
(23.4%)                   and sorted daily for delivery into
                          major metropolitan areas with
                          specific time schedules.
--------------------------------------------------------------
Expedited Logistics       Unique and expedited
(23.4%)                   point-to-point service for
                          customers with extremely time
                          sensitive delivery requirements.
==============================================================

     The largest customer base for scheduled logistics consists of financial institutions who need a wide variety of services including the pickup and delivery of non-negotiable instruments, primarily canceled checks and ATM receipts, the delivery of office supplies, and the transfer of inter-office mail and correspondence. Distribution logistics typically involves us receiving bulk shipments and dividing and sorting them for delivery to specific locations. Customers utilizing distribution logistics normally include pharmaceutical wholesalers, retailers, manufacturers or other companies who must distribute merchandise every day from a single point of origin to many locations within a clearly defined geographic region. Most expedited logistics services occur within a major metropolitan area or radius of 40 miles, and we usually offer one hour, two to four hour and over four hour delivery services depending on the customer's time requirements. These services are typically available 24 hours a day, seven days a week. Expedited logistics services also include critical parts management and delivery that we provide for companies.

     We also provide facilities management, third-party logistics, warehouse and storage services and a limited amount of long-haul services.

     Recent Developments

     Third Fiscal Quarter of 2002 Was Third Consecutive EBITDA Positive Quarter
- For the third fiscal quarter of 2002, ended March 30, 2002, we posted our third consecutive quarter of positive earnings before interest, taxes, depreciation and amortization (EBITDA). Our return to profitability is the result of an expense reduction strategy which has focused on gross margin improvements and SG&A efficiencies. We have transitioned our driver base to one based on predominantly independent contractors. Since the beginning of fiscal 2002, independent contractors have increased from 55% to 70% of the entire driver population. The result has been a significant and continuing improvement to gross margin as insurance and vehicle costs have been dramatically reduced. We have also undertaken an extensive back office consolidation, involving several initiatives to reduce headcount and provide more timely management information. Since January 2001, over 630 positions have been eliminated from the organization. We also completed consolidation of our operating servers in December 2001, reducing 19 servers down to one. All financial support functions were also consolidated in January 2002 eliminating over 70 positions and centralizing all accounts payable, accounts receivable and payroll functions. Further, we have consolidated all billing and invoicing to a uniform and automated platform in order to facilitate processing and to improve customer service.

     Supportive Equity Sponsorship and New Bank Relationship - During calendar 2001, we raised over $24 million in equity through preferred stock offerings. Between January and April 2001, we raised $12.6 million from the issuance of Series D Preferred Stock (the majority purchased by TH Lee Putnam Ventures, its limited partners or affiliates). From July through September 2001, we raised $12 million from the issuance of Series F Preferred Stock, which was purchased by various institutional and individual investors. In April 2002, we raised approximately $4.5 million through the issuance of Series G Preferred Stock in order to accelerate our technology and growth initiatives and fund our short-term working capital needs. In January 2002, we refinanced our old revolving credit facility with a new revolver with Fleet Capital. The new facility contains more favorable terms and conditions than the previous facility.

     National Sales Strategy Implemented in January 2002 - We plan to aggressively utilize our technology to expand national account penetration by providing a single source of aggregated delivery information on a nationwide basis. Our customer solutions initiatives include (i) "Smart" package tracking coupled with a customer oriented web portal for on-line information access including package tracking, electronic signature capture and real-time proof of delivery and (ii) the delivery of electronic files to customer systems in order to increase customer service by providing over, short and damaged reporting, proof of delivery and electronic signatures. This customer driven technology solution promotes a distinct competitive advantage.

     Exit of Unprofitable Operations and Route Consolidation - In fiscal 2001, we closed numerous unprofitable locations and eliminated several unprofitable routes across the country. Seven of these locations were sold as a part of our disposal of three air delivery operations. We sold Midnite Air in June 2000, Tricor in October 2000 and Air Courier in October 2001. Closures and eliminations of unprofitable routes occurred gradually during fiscal 2001, with consolidation starting in southern California and Texas in July 2000, the Northeast U.S. in September 2000, Florida in June 2001, and the Carolinas, Georgia and Alabama in August 2001. By October 2001, we were substantially completed with our planned location closures and route consolidations.

     Reclassification of Preferred Stock - We reached agreements with the holders of at least two-thirds of each series of our outstanding preferred stock in December 2001 whereby the holders waived their rights to the cash redemption features of their respective series of preferred stock. These waivers allowed us to reclassify the outstanding preferred stock from mezzanine debt into shareholders' equity. In connection with these waivers, we agreed that, subject to stockholder approval, the holders of all outstanding preferred stock would be given approval rights with respect to changes of control.

     Reincorporation -- On January 4, 2002, following stockholder approval at our annual meeting, we changed our state of incorporation from Utah to Delaware through a merger of our predecessor, United Shipping & Technology, Inc., a Utah corporation, with and into our newly formed wholly-owned Delaware subsidiary, Velocity Express Corporation. As of the effective date of the merger, United Shipping & Technology, Inc. ceased to exist and since that date our business has operated under the name Velocity Express Corporation.

     Reverse Stock Split -- On April 25, 2002, we effected a five-for-one reverse stock split which resulted in the automatic conversion of five shares of issued and outstanding common stock into one share of common stock. The reverse stock split was approved at a special meeting of our stockholders held on March 20, 2002. The reverse stock split became effective upon filing of an amendment to our certificate of incorporation, which occurred on April 25, 2002. All share and per share information in this prospectus has been adjusted to give effect to the reverse stock split.

     Amendment of Certificate of Incorporation -- On March 20, 2002, a special meeting of our stockholders was held at which the stockholders approved an amendment to our certificate of incorporation that (a) eliminated the provisions providing for cash redemption of our preferred stock at the election of the holder upon a specified date or upon a change of control, (b) granted to the holders of our preferred stock approval rights with respect to changes of control and (c) reduced the conversion prices for our Series B preferred stock and our Series C preferred stock to $1.3988 per share and $1.3867 per share respectively, provided that for the purposes of determining the voting rights of the Series B and the Series C preferred stock, the number of shares of common stock into which such preferred stock is convertible will not include any common stock issuable as a result of the reduction in the conversion price. These changes became effective upon the filing of our amended certificate of incorporation, which occurred on March 28, 2002. As a result of the reduction in the conversion prices of our Series B and C preferred stock described above, the conversion prices of our outstanding Series D was reduced to $3.3803 per share and the conversion price of our outstanding Series F Preferred Stock was reduced to $2.3497 per share pursuant to the anti-dilution provisions of the Series D and F preferred stock. See "Description of Securities to be Registered."

     TH Lee Putnam Ventures L.P. and its related entities TH Lee.Putnam Internet Partners, L.P., TH Lee.Putnam Internet Parallel Partners, L.P., THLi Coinvestment Partners, LLC and Blue Star I, LLC have agreed that the shares of Series B, Series C and Series D preferred stock and the common stock warrants held by these entities will not benefit from automatic anti-dilution adjustments that would otherwise have taken place as a result of the negotiated reduction of the conversion prices of the Series B and Series C preferred stock described above.

     You can find out more information about us in reports we file with the Securities and Exchange Commission under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus. See "Where You Can Find More Information" and "Incorporation by Reference."

                              SELLING STOCKHOLDERS

     The table below presents information regarding the beneficial ownership of our common stock by each of the stockholders whose shares are being registered for resale in the registration statement of which this prospectus forms a part. Our registration of the shares does not necessarily mean that the selling stockholders will sell all or any of the shares covered by this prospectus. The shares listed below represent (i) the shares of common stock owned by each of the selling stockholders as of April 25, 2002, (ii) shares issuable to the selling stockholders upon the exercise of warrants held by the selling stockholders as of April 25, 2002 and (iii) shares issuable to the selling stockholders upon conversion of outstanding shares of preferred stock owned by such selling stockholders as of April 25, 2002. To our knowledge, except as otherwise indicated in the footnotes to the tables, the persons named in the tables below have sole voting and investment power with respect to all shares of common stock owned by them.

     After giving effect to the one-for-five reverse stock split that occurred on April 25, 2002, each share of Series B preferred stock could be converted into 1.287 shares of common stock, each share of Series C preferred stock could be converted into 0.865 shares of common stock, each share of Series D preferred stock could be converted into 2.367 shares of common stock, each share of Series F preferred stock could be converted into 4.681 shares of common stock and each share of Series G preferred stock could be converted into 0.2 shares of common stock, in each case at any time upon the request of the holder thereof.

     The securities "beneficially owned" by a person are determined in accordance with the SEC's definition of "beneficial ownership" and, accordingly, may include securities owned by or for, among others, the spouse, children or other relatives of such person, as well as other securities over which the person has or shares voting or investment power or securities which the person has the right to acquire within 60 days of April 25, 2002. The information in the table is from (i) the selling stockholders, (ii) reports furnished to us under the rules of the SEC and (iii) our stock ownership records as of April 25, 2002. Except as indicated below, none of the selling stockholders has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of ownership of our securities.

                                                                                                              Percentage of
                                                           Percentage of                                      Outstanding
                                                             Outstanding                                        Shares
                                                               Shares                        Shares          Beneficially
                                             Shares         Beneficially                    Beneficially       Owned Upon
                                          Beneficially      Owned Prior       Shares         Owned Upon       Completion of
                                         Owned Prior to         to the        Offered      Completion of           the
       Selling Stockholder                 Offering(1)       Offering(1)     Hereby(2)      the Offering     Offering(1)(3)
------------------------------------------------------------------------------------------------------------------------------
Richard Neslund                          1,371,883  (4)            29.46%     1,371,503               380                  *

Peter Kooman (5)                           905,004  (6)            19.83%         2,974           902,030             19.76%

Bayview Capital Partners LP (7)            898,030  (8)            19.69%       898,030                 0                  *

HomePoint Corporation                      887,402  (9)            19.50%       887,402                 0                  *

RS Investment Management, Inc.             677,750  (10)           15.93%       591,750            86,000              2.02%

Walter A. Carozza                          653,204  (11)           15.14%        34,254           618,950             14.34%

Jennifer Dewis                              11,417  (12)                *        11,417                 0                  *

Alexander I. Paluch (13)                   641,787  (14)           14.91%        34,254           607,533             14.11%

                                                                                                              Percentage of
                                                           Percentage of                                      Outstanding
                                                             Outstanding                                        Shares
                                                               Shares                        Shares          Beneficially
                                             Shares         Beneficially                    Beneficially       Owned Upon
                                          Beneficially      Owned Prior       Shares         Owned Upon       Completion of
                                         Owned Prior to         to the        Offered      Completion of           the
       Selling Stockholder                 Offering(1)       Offering(1)     Hereby(2)      the Offering     Offering(1)(3)
------------------------------------------------------------------------------------------------------------------------------
East River Ventures II, LP (15)             593,830 (16)           13.95%       593,830                 0                  *

ERV Partners, LLC (15)                      13,703  (17)                *        13,703                 0                  *

Vincent Wasik (18)                         587,593  (19)           13.83%       342,593           245,000              5.76%

S. Garret Stonehouse                       267,838  (20)            6.81%        22,838           245,000              6.23%

MCG USHP, LLC.                             245,000  (21)            6.27%       245,000                 0                  *

Robert Reynen                               91,355  (22)            2.43%        91,355                 0                  *

Oscar Private Equity Investments,          555,363  (24)           13.17%       555,363                 0                  *
L.P. (23)

Oscar Investment Fund, LP (23)             274,075  (25)            6.96%       274,075                 0                  *

Oscar Opportunistic Fund, LLC (23)          91,355  (26)            2.43%        91,355                 0                  *

Oscar Fund (Cayman) Limited (23)            91,355  (27)            2.43%        91,355                 0                  *

Oscar Opportunistic Offshore Fund,          45,675  (28)            1.23%        45,675                 0                  *
Limited (23)

Andrew K. Boszhardt, Jr.  (23)             228,390  (29)            5.87%       228,390                 0                  *

TenX Venture Partners, LLC                 417,636  (30)           10.24%       417,636                 0                  *

Robert F. McCullough                       374,336  (31)            9.51%       209,253           165,083              4.19%

Robert F. McCullough, Sr. IRA               38,904  (32)            1.05%        34,259             4,645                  *

Robert F. McCullough Sr. Family             38,379  (33)            1.04%        34,259             4,120                  *
Foundation

Woodville LLC                              259,595  (34)            6.67%       228,395            31,200                  *

BLG Ventures LLC                           200,000  (35)            5.18%       200,000                 0                  *

Schottenfeld Qualified Assoc.              159,878  (36)            4.18%       159,878                 0                  *

Richard C. Perkins                          25,124  (37)                *        25,124                 0                  *

Daniel S. & Patrice M. Perkins, JT          25,124  (38)                *        25,124                 0                  *
WROS

                                                                                                              Percentage of
                                                           Percentage of                                      Outstanding
                                                             Outstanding                                        Shares
                                                               Shares                        Shares          Beneficially
                                             Shares         Beneficially                    Beneficially       Owned Upon
                                          Beneficially      Owned Prior       Shares         Owned Upon       Completion of
                                         Owned Prior to         to the        Offered      Completion of           the
       Selling Stockholder                 Offering(1)       Offering(1)     Hereby(2)      the Offering     Offering(1)(3)
------------------------------------------------------------------------------------------------------------------------------
Richard W. Perkins Trust UA                 25,124  (39)                *        25,124                 0                  *
DTD 6/14/78 FBO Richard W. Perkins

Pyramid Partners, L.P.                     134,495  (40)            3.56%       100,495            34,000                  *

Union Bank & Trust Industricorp &          105,372  (41)            2.80%        75,372            30,000                  *
Co., Inc FBO Twin City Carpenters
Pension Plan

Robert G. Allison                           25,124  (42)                *        25,124                 0                  *

David M. Westrum                            20,551  (43)                *        20,551                 0                  *

David R. Chamberlain Revocable Trust       151,868  (44)            3.99%       141,603            10,265                  *
November 1975

Salah Al-Qahtani                           147,937  (45)            3.88%       147,937                 0                  *

Al-Mal Islamic Company                     147,929                  4.04%       147,929                 0                  *

Sandra Einck                               138,381  (46)            3.71%       111,715            26,666                  *

Jack D. Ashabranner II                     100,000  (47)            2.73%       100,000                 0                  *

Steven M. Hanousek  (48)                    86,048  (49)            2.32%        86,048                 0                  *

Marshall T. Masko (50)                      49,858  (51)            1.34%         4,858            45,000              1.21%

Jeff Parell (52)                            73,484  (53)            1.97%        11,417            62,067              1.66%

Mark Ties (54)                              45,846  (55)            1.24%        10,050            35,846                  *

Wesley Fredenburg (56)                      25,559  (57)                *         6,392            19,167                  *

Andrew Kronick (58)                         91,355  (59)            2.43%        91,355                 0                  *

Victor A. Serri (60)                        23,847  (61)                *         2,372            21,475                  *

Dale B. Frederiksen  (62)                   12,901  (63)                *         4,568             8,333                  *

James A. Konzelmann (64)                    10,900  (65)                *         2,512             8,388                  *

John P. Egliht  (66)                         9,299  (67)                *         2,282             7,017                  *

Sarah Kerrigan  (68)                         8,447  (69)                *         2,282             6,165                  *

                                                                                                              Percentage of
                                                           Percentage of                                      Outstanding
                                                             Outstanding                                        Shares
                                                               Shares                        Shares          Beneficially
                                             Shares         Beneficially                    Beneficially       Owned Upon
                                          Beneficially      Owned Prior       Shares         Owned Upon       Completion of
                                         Owned Prior to         to the        Offered      Completion of           the
       Selling Stockholder                 Offering(1)       Offering(1)     Hereby(2)      the Offering     Offering(1)(3)
------------------------------------------------------------------------------------------------------------------------------
William V. Hannigan Jr.(70)                 10,271  (71)                *         2,739             7,532                  *

Anthony J. Sindoni (72)                      3,653  (73)                *         3,653                 0                  *

Bargheon US, LLC (74)                       71,277  (75)            1.91%        71,277                 0                  *

Wheels Inc.                                 46,810  (76)            1.26%        46,810                 0                  *

Kennedy Capital Investments LLC             45,675  (77)            1.23%        45,675                 0                  *

CSL Associates, LP                          45,675  (78)            1.23%        45,675                 0                  *

Charles Elsner,  Jr.                        45,675  (79)            1.23%        45,675                 0                  *

Charles Elsner, Sr.                         45,675  (80)            1.23%        45,675                 0                  *

William J. Salmen                           45,675  (81)            1.23%        45,675                 0                  *

Robert J. Evans                             37,685  (82)            1.02%        37,685                 0                  *

Mier Investment, Ltd.                       28,405  (83)                *        27,405             1,000                  *

Ray A. Mirza                                22,838  (84)                *        22,838                 0                  *

Andrew Russell                              20,552  (85)                *        20,552                 0                  *

Joseph M. Schaefer                          18,270  (86)                *        18,270                 0                  *

James D. Frank                              11,417  (87)                *        11,417                 0                  *

Richard R. Jossen                           11,417  (88)                *        11,417                 0                  *

Rajiv Tandon, Trustee Rajiv Tandon          11,417  (89)                *        11,417                 0                  *
P/S/P UA DTD 10/25/89

Steven L. Sacks                             11,417  (90)                *        11,417                 0                  *

T. Jay Salmen & Associates, Inc.            11,417  (91)                *        11,417                 0                  *

Alexander V. Brand                          11,135  (92)                *         9,135             2,000                  *

Jack Russell                                10,050  (93)                *        10,050                 0                  *

Essex Performance Fund, LP                   9,870                      *         9,870                 0                  *

Joel Rosenman IRA                            9,870                      *         9,870                 0                  *

Timothy D. Yager                             9,299  (94)                *         2,282             7,017                  *

                                                                                                              Percentage of
                                                           Percentage of                                      Outstanding
                                                             Outstanding                                        Shares
                                                               Shares                        Shares          Beneficially
                                             Shares         Beneficially                    Beneficially       Owned Upon
                                          Beneficially      Owned Prior       Shares         Owned Upon       Completion of
                                         Owned Prior to         to the        Offered      Completion of           the
       Selling Stockholder                 Offering(1)       Offering(1)     Hereby(2)      the Offering     Offering(1)(3)
------------------------------------------------------------------------------------------------------------------------------
George S. Saunders, Jr.                      7,897                      *         7,897                 0                  *

Kathryn R. Lassiter                          5,935  (95)                *         5,935                 0                  *

Hahn Ngo (96)                                5,000  (97)                *         5,000                 0                  *

David Bassett Parkins (98)                   5,000  (99)                *         5,000                 0                  *

Margaret Ray                                4,568  (100)                *         4,568                 0                  *

Robert P. and Teresa Adler                  4,568  (101)                *         4,568                 0                  *

Brian A. Frank                              4,568  (102)                *         4,568                 0                  *

Daniel Frisch                               4,568  (103)                *         4,568                 0                  *

Michael A. Loparo                           4,568  (104)                *         4,568                 0                  *

Anthony Cristello                           4,282  (105)                *         2,282             2,000                  *

William J. Bonadies                         2,282  (106)                *         2,282                 0                  *

Timothy Sylvester                          15,625  (107)                *        15,625                 0                  *

-------------------------
*        Less than one percent

(1) Percentage of beneficial ownership is based on 3,662,603 shares of common stock outstanding as of April 25, 2002 after giving effect to the one-for-five reverse stock split that occurred on April 25, 2002. Beneficial ownership of holders of outstanding preferred stock reflects the number of shares of common stock into which such outstanding preferred stock was convertible as of April 25, 2002, after giving effect to the changes in conversion prices described above. In accordance with the rules of the SEC, a person is deemed to be the beneficial owner of shares of our common stock if such person has the right to acquire beneficial ownership of such shares within 60 days, including without limitation, through the exercise of any option or warrant or the conversion of any convertible security. Common stock issuable pursuant to outstanding warrants, options and preferred stock is deemed outstanding for purposes of calculating the percentage ownership of the holder thereof, but not for computing the percentage of any other person. The same shares may be beneficially owned by more than one person.

(2) Represents the maximum number of shares that could be sold under this prospectus if the selling stockholder sold all of the common stock currently held by the selling stockholder, converted all preferred stock currently held by such stockholder and exercised all of the warrants currently held by the selling stockholder, and in each case sold the underlying shares. Each selling stockholder will determine the number of shares to be sold by that selling stockholder from time to time.

(3) Because the selling stockholders may offer all, some or none of their common stock, we cannot provide a definitive estimate of the number of shares that each selling stockholder will hold after the offering. The Percentage of Shares Beneficially Owned Upon Completion of the Offering column has been prepared on the assumption that all shares of common stock offered under this prospectus by each selling stockholder will be sold by such selling stockholder.

(4) Consists of 914,915 shares of common stock issuable upon conversion of outstanding Series F preferred stock, 79,854 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock, 376,734 shares of common stock and 380 shares of common stock held of record by Mr. Neslund's spouse.

(5)      Mr. Kooman was a director of the Company until January 17, 2002.

(6) Consists of 271 shares of common stock issuable upon exercise of a presently exercisable warrant held of record by Peter W. Kooman, 4,000 shares of common stock issuable upon exercise of options to purchase common stock held of record by Peter W. Kooman, 2,703 shares of common stock held of record by Peter Kooman and 898,030 shares of common stock issuable upon exercise of presently exercisable warrants held of record by Bayview Capital Partners LP, with respect to which Mr. Kooman disclaims beneficial ownership. Mr. Kooman is a member and governor of Bayview Capital Management LLC, the General Partner of Bayview Capital Partners LP.

(7) Pursuant to an amendment to our certificate of incorporation filed on March 28, 2002, the conversion prices of our Series B and Series C preferred stock were reduced to $6.9938 per share and $6.9336 per share, respectively. The reduction in the conversion prices of the Series B and C preferred stock may also result in an anti-dilution adjustment to the warrants held by Bayview Capital Partners LP. We currently disagree with Bayview concerning the preemptive rights provisions of the warrant; however, we are registering a larger number of shares of common stock than are currently beneficially owned by Bayview to include the additional shares of common stock that could be issuable upon conversion of the Bayview warrant.

(8) Consists entirely of shares of common stock issuable upon exercise of presently exercisable warrants. Peter W. Kooman is a member and governor of Bayview Capital Management LLC, the General Partner of Bayview Capital Partners LP.

(9) Consists of 887,402 shares of common stock issuable upon conversion of outstanding Series D preferred stock.

(10) Consists of 591,750 shares of common stock issuable upon conversion of outstanding Series D preferred stock held of record by RS Diversified Growth Fund and 38,000 shares of common stock held of record by RS Diversified Growth Fund. RS Investments, LLC beneficially owns RS Diversified Growth Fund.

(11) Consists of 31,910 shares of common stock issuable upon conversion of outstanding Series F preferred stock held of record by Mr. Carozza, 2,344 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock held of record by Mr. Carozza, 553,205 shares of common stock issuable upon conversion of outstanding Series F preferred stock held of record by East River Ventures II, LP, 40,625 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock held of record by East River Ventures II, LP, 12,765 shares of common stock issuable upon conversion of outstanding Series F preferred stock held of record by ERV Partners, LLC, 938 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock held of record by ERV Partners, LLC, 10,635 shares of common stock issuable upon conversion of outstanding Series F preferred stock held of record by Ms. Dewis and 782 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock held of record by Ms. Dewis. Mr. Carozza is a General Partner of East River Ventures II, LP and a Managing Member of ERV Partners, LLC. Ms. Dewis is Mr. Carozza's spouse.

(12) Consists of 10,635 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 782 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock. Does not include the shares beneficially owned by Ms. Dewis' spouse, Mr. Carozza, which Ms. Dewis may be deemed to beneficially own pursuant to the rules of the SEC and which are separately listed above.

(13)     Mr. Paluch currently serves as a director of the Company.

(14) Consists of 31,910 shares of common stock issuable upon conversion of outstanding Series F preferred stock held of record by Mr. Paluch, 2,344 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock held of record by Mr. Paluch, 553,205 shares of common stock issuable upon conversion of outstanding Series F preferred stock held of record by East River Ventures II, LP, 40,625 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock held of record by East River Ventures II, LP, 12,765 shares of common stock issuable upon conversion of outstanding Series F preferred stock held of record by ERV Partners, LLC and 938 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock held of record by ERV Partners, LLC. Mr. Paluch is a General Partner of East River Ventures II, LP, and a Managing Member of ERV Partners, LLC. Mr. Paluch disclaims beneficial ownership of the shares held of record by each of East River Ventures II, LP and ERV Partners, LLC.

(15) Mr. Carozza and Mr. Paluch have shared beneficial ownership over the shares held of record by East River Ventures II, LP and ERV Partners, LLC, of which Mr. Paluch disclaims beneficial ownership.

(16) Consists of 553,205 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 40,625 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(17) Consists of 12,765 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 938 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(18) Mr. Wasik currently serves as the chairman of the board of directors of the Company.

(19) Consists of 319,155 shares of common stock issuable upon conversion of outstanding Series F preferred stock held of record by Mr. Wasik, 23,438 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock held of record by Mr. Wasik and 245,000 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock held of record by MCG USHP, LLC. Mr. Wasik and Mr. Stonehouse share beneficial ownership of the shares held of record by MCG USHP, LLC.

(20) Consists of 21,275 shares of common stock issuable upon conversion of outstanding Series F preferred stock held of record by Mr. Stonehouse, 1,563 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock held of record by Mr. Stonehouse and 245,000 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock held of record by MCG USHP, LLC. Mr. Wasik and Mr. Stonehouse share beneficial ownership of the shares held of record by MCG USHP, LLC.

(21) Consists of 245,000 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock. Mr. Wasik and Mr. Stonehouse share beneficial ownership of the shares held of record by MCG USHP, LLC.

(22) Consists of 85,105 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 6,250 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(23) Neuberger Berman Asset Management, LLC is the General Partner of Oscar Private Equity Investments, L.P., Oscar Opportunistic Fund, LLC and Oscar Investment Fund, LP. Neuberger Berman Asset Management, LLC is the holder of the controlling shares of Oscar Opportunistic Offshore Fund Limited and Oscar Fund (Cayman) Limited. Neuberger Berman, Inc. is the sole member of Neuberger Berman Asset Management, LLC. Mr. Boszhardt is the fund manager of Oscar Private Equity Investments, L.P., Oscar Opportunistic Fund, LLC, Oscar Investment Fund, LP, Oscar Opportunistic Offshore Fund Limited and Oscar Fund (Cayman) Limited and a Managing Director of Neuberger Berman LLC, an affiliate of Neuberger Asset Management, LLC.

(24) Consists of 531,925 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 23,438 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(25) Consists of 255,325 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 18,750 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(26) Consists of 85,105 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 6,250 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(27) Consists of 85,105 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 6,250 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(28) Consists of 42,550 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 3,125 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(29) Consists of 212,765 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 15,625 shares of common stock issuable upon exercise of a presently exercisable warrant. Does not include shares owned of record by Oscar Private Equity Investments, L.P., Oscar Opportunistic Fund, LLC, Oscar Investment Fund, LP, Oscar Opportunistic Offshore Fund Limited and Oscar Fund (Cayman) Limited.

(30) Consists of 295,875 shares of common stock issuable upon conversion of outstanding Series D preferred stock and 121,761 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(31) Consists of 191,490 shares of common stock issuable upon conversion of outstanding Series F preferred stock held of record by Mr. McCullough, 14,563 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock held of record by Mr. McCullough, 3,200 shares of common stock held of record by Mr. McCullough, 31,915 shares of common stock issuable upon conversion of outstanding Series F preferred stock held of record by the Robert F. McCullough, Sr., Family Foundation, 2,344 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock held of record by the Robert F. McCullough, Sr., Family Foundation, 4,120 shares of common stock held of record by the Robert F. McCullough, Sr., Family Foundation, 87,800 shares of common stock held of record by Robert F. McCullough, Sr., and Barbara C. McCullough, Trustees, McCullough Living Trust UA 11/30/92, 31,915 shares of common stock issuable upon conversion of outstanding Series F preferred stock held of record by Robert F. McCullough, Sr. IRA, 2,344 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock held of record by Robert F. McCullough, Sr. IRA, and 4,645 shares of common stock held of record by Robert F. McCullough, Sr. IRA.

(32) Consists of 31,915 shares of common stock issuable upon conversion of outstanding Series F preferred stock, 2,344 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock and 4,645 shares of common stock. Mr. McCullough has beneficial ownership of the shares held of record by Robert F. McCullough, Sr. IRA.

(33) Consists of 31,915 shares of common stock issuable upon conversion of outstanding Series F preferred stock, 2,344 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock and 4,120 shares of common stock. Mr. McCullough has beneficial ownership of the shares held of record by the Robert F. McCullough, Sr., Family Foundation.

(34) Consists of 212,770 shares of common stock issuable upon conversion of outstanding Series F preferred stock held of record by Woodville LLC, 15,625 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock held of record by Woodville LLC. Mr. Sowada is the beneficial owner of Woodville LLC.

(35) Consists entirely of shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(36) Consists of 148,940 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 10,938 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(37) Consists of 23,405 shares of common stock issuable upon conversion of outstanding Series F preferred stock held of record by Richard C. Perkins and 1,719 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock held of record by Richard C. Perkins. Does not include shares held of record by Pyramid Partners, L.P. which Mr. Richard C. Perkins may be deemed to beneficially own pursuant to the rules of the SEC and which are separately listed below.

(38) Consists of 23,405 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 1,719 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock. Does not include shares held of record by Pyramid Partners, L.P. which Mr. Daniel S. Perkins may be deemed to beneficially own pursuant to the rules of the SEC and which are separately listed below.

(39) Consists of 23,405 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 1,719 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(40) Consists of 93,620 shares of common stock issuable upon conversion of outstanding Series F preferred stock, 20,875 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock and 20,000 shares of common stock. Perkins Capital Management, Inc. is the General Partner of Pyramid Partners, LP. Mr. Richard C. Perkins, Mr. Richard W. Perkins, and Mr. Daniel S. Perkins share beneficial ownership of the shares held of record by Pyramid Partners, L.P.

(41) Consists of 70,215 shares of common stock issuable upon conversion of outstanding Series F preferred stock, 30,000 shares of common stock issuable upon conversion of outstanding Series G preferred stock and 5,157 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock. Perkins Capital Management, Inc. has dispositive power over all of such shares.

(42) Consists of 23,405 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 1,719 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock. Perkins Capital Management, Inc. has dispositive power over all of such shares.

(43) Consists of 19,145 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 1,406 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock. Perkins Capital Management, Inc. has dispositive power over all of such shares.

(44) Consists of 131,915 shares of common stock issuable upon conversion of outstanding Series F preferred stock, 9,688 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock and 10,265 shares of common stock.

(45) Consists of 147,937 shares of common stock issuable upon conversion of outstanding Series D preferred stock.

(46) Consists of 42,550 shares of common stock issuable upon conversion of outstanding Series F preferred stock, 26,666 shares of common stock issuable upon conversion of outstanding Series G preferred stock, 3,125 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock and 66,040 shares of common stock.

(47) Consists of shares of common stock presently held in escrow pursuant to a settlement agreement entered into between Mr. Ashabranner and certain of our subsidiaries in June 2000, as amended in January 2001.

(48) Mr. Hanousek was president of Advanced Courier Service until December 31, 1999. Advanced Courier Service is a wholly owned subsidiary of the Company.

(49) Consists of 46,810 shares of common stock issuable upon conversion of outstanding Series F preferred stock, 3,638 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock and 35,600 shares of common stock.

(50) Mr. Masko served as a Vice President of the Company from September 1999 until May 2000. He also served as a director of the Company from September 1999 until August 2001.

(51) Consists of 4,858 shares of common stock and 45,000 shares of common stock issuable upon exercise of options to purchase common stock. Mr. Masko served as a Vice President of the Company from September 1999 until May 2000. He also served as a director of the Company from September 1999 until August 2001.

(52) Mr. Parell currently serves as Chief Executive Officer and a director of the Company.

(53) Consists of 10,635 shares of common stock issuable upon conversion of outstanding Series F preferred stock, 782 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock, 61,667 shares of common stock issuable upon exercise of options to purchase common stock and 400 shares of common stock.

(54) Mr. Ties currently serves as Chief Financial Officer and Treasurer of the Company.

(55) Consists of 9,362 shares of common stock issuable upon conversion of outstanding Series F preferred stock, 6,666 shares of common stock issuable upon conversion of outstanding Series G preferred stock, 688 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock, 29,000 shares issuable upon exercise of options to purchase common stock and 130 shares of common stock.

(56)     Mr. Fredenburg currently serves as the General Counsel of the Company.

(57) Consists of 5,954 shares of common stock issuable upon conversion of outstanding Series F preferred stock, 438 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock and 19,167 shares of common stock issuable upon exercise of options to purchase common stock.

(58) Mr. Kronick currently serves as Senior Vice President National Accounts and Logistics of Velocity Express, Inc., a wholly owned subsidiary of the Company.

(59) Consists of 85,105 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 6,250 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(60) Mr. Serri currently serves as Senior Vice President Operations of Velocity Express, Inc., a wholly owned subsidiary of the Company.

(61) Consists of 2,209 shares of common stock issuable upon conversion of outstanding Series F preferred stock, 163 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock and 21,475 shares of common stock issuable upon exercise of options to purchase common stock.

(62) Mr. Frederiksen currently serves as the Chief Technical Officer of the Company.

(63) Consists of 4,255 shares of common stock issuable upon conversion of outstanding Series F preferred stock, 313 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock and 8,333 shares of common stock issuable upon exercise of options to purchase common stock.

(64) Mr. Konzelmann currently serves as Regional Vice President East Region of Velocity Express, Inc., a wholly owned subsidiary of the Company.

(65) Consists of 2,340 shares of common stock issuable upon conversion of outstanding Series F preferred stock, 172 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock and 8,388 shares of common stock issuable upon exercise of options to purchase common stock.

(66) Mr. Egliht currently serves as Regional Vice President Gulf Coast of Velocity Express, Inc., a wholly owned subsidiary of the Company.

(67) Consists of 2,125 shares of common stock issuable upon conversion of outstanding Series F preferred stock, 157 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock and 7,017 shares of common stock issuable upon exercise of options to purchase common stock.

(68) Ms. Kerrigan currently serves as Senior Vice President Human Resources of Velocity Express, Inc., a wholly owned subsidiary of the Company.

(69) Consists of 2,125 shares of common stock issuable upon conversion of outstanding Series F preferred stock, 157 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock and 6,165 shares of common stock issuable upon exercise of options to purchase common stock.

(70) Mr. Hannigan served as Senior Vice President and General Counsel of Velocity Express, Inc. from June 9, 1997 until January 18, 2002. Velocity Express, Inc. is a wholly owned subsidiary of the Company.

(71) Consists of 2,551 shares of common stock issuable upon conversion of outstanding Series F preferred stock, 188 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock and 7,532 shares of common stock issuable upon exercise of options to purchase common stock.

(72) Mr. Sindoni served as Vice President of National Accounts and Logistics of Velocity Express, Inc. from March 9, 1998 until January 11, 2002. Velocity Express, Inc. is a wholly owned subsidiary of the Company.

(73) Consists of 3,403 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 250 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(74) Marsh USA Inc., an affiliate of Bargheon US, LLC acts as the insurance broker of the Company.

(75) Consists entirely of common stock issuable upon conversion of outstanding Series F preferred stock.

(76) Consists entirely of shares of common stock issuable upon conversion of outstanding Series F preferred stock.

(77) Consists of 42,550 shares of common stock issuable upon conversion of outstanding Series F preferred stock held of record by Kennedy Capital Investments LLC, 3,125 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock held of record by Kennedy Capital Investments LLC. Mr. Kennedy is the beneficial owner of Kennedy Capital Investments LLC.

(78) Consists of 42,550 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 3,125 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(79) Consists of 42,550 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 3,125 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(80) Consists of 42,550 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 3,125 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(81) Consists of 42,550 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 3,125 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(82) Consists of 35,107 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 2,578 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(83) Consists of 25,530 shares of common stock issuable upon conversion of outstanding Series F preferred stock, 1,875 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock and 1,000 shares of common stock.

(84) Consists of 21,275 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 1,563 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(85) Consists of 19,145 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 1,407 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(86) Consists of 17,020 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 1,250 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(87) Consists of 10,635 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 782 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(88) Consists of 10,635 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 782 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(89) Consists of 10,635 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 782 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(90) Consists of 10,635 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 782 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(91) Consists of 10,635 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 782 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(92) Consists of 8,510 shares of common stock issuable upon conversion of outstanding Series F preferred stock, 625 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock, 1,000 shares of common stock and 1,000 shares of common stock owned by Mr. Brand's spouse.

(93) Consists of 9,362 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 688 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(94) Consists of 2,125 shares of common stock issuable upon conversion of outstanding Series F preferred stock, 157 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock and 7,017 shares of common stock issuable upon exercise of options to purchase common stock. Mr. Yager currently serves as Regional Vice President of Velocity Express, Inc., a wholly owned subsidiary of the Company.

(95) Consists of 5,528 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 407 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(96)     Ms. Ngo is a consultant to the Company.

(97) Consists entirely of shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(98)     Mr. Basset Parkins is a consultant to the Company.

(99) Consists entirely of shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(100) Consists of 4,255 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 313 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(101) Consists of 4,255 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 313 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(102) Consists of 4,255 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 313 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(103) Consists of 4,255 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 313 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(104) Consists of 4,255 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 313 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(105) Consists of 2,125 shares of common stock issuable upon conversion of outstanding Series F preferred stock held of record by Mr. Cristello, 157 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock held of record by Mr. Cristello and 2,000 shares of common stock held through Mr. Cristello's individual retirement account.

(106) Consists of 2,125 shares of common stock issuable upon conversion of outstanding Series F preferred stock and 157 shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

(107) Consists entirely of shares of common stock issuable upon exercise of a presently exercisable warrant to purchase common stock.

                                 USE OF PROCEEDS

     The shares offered by this prospectus will be sold by the selling stockholders. We will not receive any proceeds from the sale of the shares by the selling stockholders. However, some of the shares of common stock offered hereby are issuable in the future upon the exercise of outstanding warrants. We will receive the exercise prices payable upon any exercise of the warrants. There can be no assurance that all or any part of the warrants will be exercised. We intend to use any proceeds from the exercise of warrants for general corporate purposes.

     See "Selling Stockholders" and "Plan of Distribution."

                              PLAN OF DISTRIBUTION

     The stockholders listed on pages 9 through 22 above may, from time to time, offer and sell up to 9,525,787 shares of common stock under this prospectus.

     The selling stockholders may from time to time sell all or a portion of the shares on the Nasdaq SmallCap Market or on any national securities exchange on which the common stock may be listed or traded, in the over-the-counter market, in negotiated transactions or otherwise, at prices related to the then prevailing market price or at negotiated prices. We cannot guarantee that the selling stockholders will sell any or all of their shares. The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

     o a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     o    privately negotiated transactions.

     In effecting sales, brokers and dealers engaged by selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, or in negotiated transactions and, in connection with such resales, may receive from the purchasers of such shares commissions as described above.

     In connection with the distribution of the shares, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell the shares short and redeliver the shares to close out the short positions. The selling stockholders may also enter into options or other transactions with broker-dealers, which require the delivery to the broker-dealer of the shares. The selling stockholders may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares. In addition to the foregoing, the selling stockholders may enter into, from time to time, other types of hedging transactions.

     The selling stockholders and any broker-dealers participating in a distribution of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 and any profit on the sale of shares by the selling stockholders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

     The selling stockholders have not advised us of any specific plans for the distribution of the shares covered by this prospectus. When and if we are notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of a material portion of the shares covered by this prospectus, a prospectus supplement or post-effective amendment to the registration statement will be filed with the SEC to include any material information regarding the plan of distribution that is not included herein.

     We have advised the selling stockholders that the anti-manipulation rules promulgated under the Securities Exchange Act of 1934, including Regulation M, may apply to sales of the shares offered by the selling stockholders. We have agreed to pay all costs relating to the registration of the shares. Any commissions or other fees payable to broker-dealers or underwriters in connection with any sale of the shares will be paid by the selling stockholders.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

     Common Stock

     Our certificate of incorporation currently authorizes 150,000,000 shares of common stock with a par value of $0.004 per share and 50,000,000 shares of preferred stock with a par value of $0.004 per share. As of April 25, 2002, we had 3,662,603 shares of common stock issued and outstanding.

     The holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of the stockholders. Our charter documents do not provide for cumulative voting in the election of directors.

     Holders of our common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any senior securities. The common stock has no preemptive, conversion or other rights to subscribe for additional securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of our outstanding preferred stock and any series of preferred stock that we designate and issue in the future.

     Preferred Stock

     Our preferred stock is divided into five series consisting of 10,000,000 shares of Series B preferred stock, 5,000,000 shares of Series C preferred stock, 3,000,000 shares of Series D preferred stock and 1,200,000 shares of Series F preferred stock and 7,000,000 shares of Series G preferred stock. As of April 25, 2002, we had issued and outstanding 2,806,797 shares of Series B preferred stock, 2,000,000 shares of Series C preferred stock, 1,829,944 shares of Series D preferred stock, 1,066,390 shares of Series F preferred stock and

5,865,330 shares of Series G preferred stock, without giving effect to the exercise of options or warrants. In addition, there are 23,800,000 shares of authorized preferred stock which may be issued with rights, preferences, and privileges to be designated by the Board of Directors.

     As of April 25, 2002, each share of Series B preferred stock could be converted into 1.287 shares of common stock, each share of Series C preferred stock could be converted into 0.865 shares of common stock, each share of Series D preferred stock could be converted into 2.367 shares of common stock (other than the shares of Series D preferred stock owned by THLPV which are convertible into 2.022 shares of common stock), each share of Series F preferred stock could be converted into 4.681 shares of common stock, and each share of Series G preferred stock could be converted to 0.2 shares of common stock, in each case at any time upon the request of the holder thereof.

     In order to prevent dilution of the conversion rights granted to the holders of the preferred stock, the conversion price of each series of preferred stock is subject to automatic adjustment from time to time upon the occurrence of certain events, including reductions in conversion prices of other series.

     The holders of Series B, Series C, Series D, Series F and Series G preferred stock are generally entitled to one vote for each share of common stock into which such shares may be converted on each matter submitted to a vote of the stockholders and, except as specifically provided in our certificate of incorporation, bylaws or as provided by law, such holders vote together with the holders of the common stock. The holders of Series B preferred stock are entitled to vote separately as a single class, to the exclusion of all other classes or series of stock, with each share of Series B preferred stock entitled to one vote, to elect one director to serve on our board of directors. The holders of the Series B, Series C, Series D, Series F and Series G preferred stock and the holders of the common stock voting together as a single class are entitled to elect the remaining members of our Board of Directors.

     Our amended certificate of incorporation provides that the additional shares of common stock issuable to THLPV pursuant to the negotiated conversion price reduction described above will not be considered for purposes of determining the voting rights of the Series B and Series C preferred stock. If the Series B and Series C preferred stock are converted, however, all common stock issued upon conversion will be entitled to one vote per share.

     Holders of preferred stock are entitled to participate on an as-converted basis with the common stock with respect to dividends that may be declared by the Board of Directors from time to time out of funds legally available therefor.

     In the event of a liquidation or dissolution, (i) the holders of the Series D preferred stock are entitled to receive a preference amount for each outstanding share equal to $8.00 plus declared but unpaid dividends, (ii) the holders of the Series F preferred stock are entitled to receive a preference amount for each outstanding share equal to $11.00 plus declared but unpaid dividends and (iii) the holders of the Series G preferred stock are entitled to receive a preference amount for each outstanding share equal to $0.75 plus declared but unpaid dividends. The holders of the Series D preferred stock, Series F preferred stock and the Series G preferred stock are entitled to receive their preferential amounts on a pro-rata basis at the same time and with the same priority. After payment has been made to the holders of the Series D preferred stock, Series F preferred stock and the Series G preferred stock, provided that there are funds remaining (i) the holders of the Series B preferred stock are entitled to receive a preference amount for each outstanding share equal to $9.00 plus declared but unpaid dividends and (ii) the holders of the Series C preferred stock are entitled to receive a preference amount for each outstanding share equal to $6.00 plus declared but unpaid dividends. The holders of the Series B preferred stock and the Series C preferred stock are entitled to receive their preferential amounts pro-rata at the same time and with the same priority.

     If, at any time, we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property ("Purchase Rights") pro-rata to the holders of any class of common stock, then each holder of Series B, Series C, Series D, and Series F preferred stock is entitled to acquire, upon the terms applicable to such Purchase Rights, such number of shares of stock, warrants, securities or other property which such holder could have acquired had the holder of such preferred stock converted his or her preferred stock into common stock immediately prior to such grant, issuance or sale.

     Registration Rights

     Pursuant to a registration rights agreement, holders of our Series B, Series C, Series D and Series F preferred stock are entitled to rights with respect to the registration under the Securities Act of 1933 of (i) common stock issued or issuable upon the conversion of the preferred stock, (ii) any other shares of common stock held by the holders of the preferred stock, and (iii) any common stock issued or issuable with respect to the preferred stock held by any of the holders of the preferred stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. In addition, under the Employee Stock Option Plan, certain holders of options have piggyback registration rights. Registration rights have also been granted pursuant to a settlement agreement and pursuant to certain warrants. Finally, upon expiration of the lock up period set forth in the Series G stock purchase agreement, pursuant to a separate registration rights agreement, holders of our Series G preferred stock will be entitled to rights with respect to the registration under the Securities Act of 1933 of common stock issued or issuable upon the conversion of the Series G preferred stock.

     Certain Charter Provisions and Delaware Law

     We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" with a Delaware corporation for three years following the date such person became an interested stockholder. This restriction is subject to certain exceptions such as approval of the board of directors and of the holders of at least two-thirds of the outstanding shares of voting stock not owned by the interested stockholder. The existence of this provision is expected to have an anti-takeover effect, possibly inhibiting attempts that might result in a premium over market price for the shares of common stock.

     Provisions of our certificate of incorporation and bylaws may also have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of our company that a stockholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the shares of common stock held by our stockholders. These provisions include:

     Supermajority vote. Delaware law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation imposes supermajority vote requirements in connection with the amendment of certain provisions of our certificate of incorporation, including provisions relating to a change of control of our company.

     Under our certificate of incorporation, we may not, without the prior affirmative vote of the holders of at least two-thirds of all of our outstanding shares of preferred stock, voting as a single class, (i) sell, lease or otherwise dispose of any of our assets except for dispositions in the ordinary course of business, consistent with past custom and practice, (ii) merge or consolidate with any person or entity (except for direct or indirect wholly-owned subsidiaries) and (iii) effect any other transaction or series of related transactions the result of which is that any person becomes the beneficial owner (as defined under applicable SEC rules) directly or indirectly, of more than 40% of our securities having the power to vote for the election of directors.

     Authorized But Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The board could also, subject to its fiduciary duties and applicable law, use the increased number of authorized but unissued shares to frustrate persons seeking to take over or otherwise gain control of our company by, for example, privately placing shares with purchasers who might side with the board in opposing a hostile takeover bid. Shares of common stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal our by-laws or certain provisions of our certificate of incorporation would not receive the requisite vote.

     Other

     Our common stock is listed on the Nasdaq SmallCap Market under the symbol "VEXP." American Stock Transfer is the transfer agent and registrar for the common stock and its address is 59 Maiden Lane, New York, NY 10038.

                                  LEGAL MATTERS

     For the purposes of this offering, Wesley C. Fredenburg, our general counsel, is giving his opinion on the validity of the shares and certain legal matters. As of April 25, 2002, Mr. Fredenburg beneficially owned approximately 25,559 shares of our common stock on an as-converted basis. Mr. Fredenburg also serves as Secretary of the Company.

                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements as of and for the years ended June 30, 2001 and July 1, 2000, and Lurie Besikof Lapidus & Company, LLP, independent auditors, have audited our consolidated financial statements as of and for the year ended June 30, 1999 included in our Annual Report on Form 10-KSB for the year ended June 30, 2001, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance upon Ernst & Young LLP's and Lurie Besikof Lapidus & Company, LLP's reports, given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the registration statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the SEC at 1-800-732-0330 for further information about the public reference rooms. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's Web Site at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to the documents we file with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information. We hereby incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares covered by this prospectus.

     o Annual Report on Form 10-KSB for the year ended June 30, 2001, filed on October 15, 2001; as amended on Form 10-KSB/A, filed on October 29, 2001;

     o Quarterly Report on Form 10-Q for the quarter ended September 29, 2001, filed on November 13, 2001;

     o Quarterly Report on Form 10-Q for the quarter ended December 29, 2001, filed on February 11, 2002;

     o Quarterly Report on Form 10-Q for the quarter ended March 30, 2002, filed on May 3, 2002;

     o Definitive Proxy Statement for the annual meeting on December 18, 2001, filed on November 27, 2001;

     o Definitive Proxy Statement for the special meeting of the stockholders held on March 20, 2002, filed on February 19, 2002;

     o All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report referred to in the first bullet point above, including current Reports on Form 8-K filed on July 16, 2001, July 26, 2001, July 30, 2001, August 14, 2001, August 29, 2001,
          December 14, 2001, January 9, 2002 and April 26, 2002;

     o    8-A filed on May 3, 1996.

     This prospectus is part of a registration statement we filed with the SEC. We will provide to each person, upon written or oral request, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. You may request a copy of the registration statement or any of the above filings, at no cost, by writing or calling our Chief Financial Officer at the following address:

                  Velocity Express Corporation
                  Four Paramount Plaza
                  7803 Glenroy Road, Suite 200
                  Bloomington, Minnesota  55439
                  (612) 492-2400       http://www.velocityexp.com/


     We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

You should rely on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. You should not assume that the information in this document is accurate as of any date other than the date on the front of this document. This prospectus is not an offer to sell nor is it seeking an offer to buy any securities in any state where the offer or sale is not permitted.

                                9,525,787 Shares

                          Velocity Express Corporation

                                  Common Stock

                              --------------------

                                   PROSPECTUS

                              --------------------


                                  June 3, 2002

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses payable by Velocity Express Corporation in connection with the sale and distribution of the shares being registered. All amounts shown are estimates, except the registration fee.

     SEC registration fee ........................................$    4,873.77
     Legal fees and expenses .....................................    75,000.00
     Accounting fees and expenses ................................    10,000.00
     Blue sky and related fees and expenses ......................     2,000.00
     Miscellaneous (including listing fees, if applicable) .......     1,000.00
                                                                  -------------
       Total .....................................................$   92,873.77
                                                                  =============

Item 15.  Indemnification of Directors and Officers.

     Section 102 of the General Corporation Law of the State of Delaware allows a corporation to eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

     Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorney's fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

     The registrant's Certificate of Incorporation provides that the liability of a director of the registrant shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law. The registrant's Certificate of Incorporation also authorizes it to provide indemnification of (and the advancement of expenses to) its agents (and any other persons to which the Delaware General Corporation Law permits the registrant to provide indemnification) through Bylaw provisions, agreements with such agents, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to the registrant, its stockholders, and others.

     The registrant's Bylaws provide for the indemnification of directors and officers to the fullest extent authorized by the Delaware General Corporation Law, provided that such indemnification is only granted to an indemnified person in connection with a proceeding initiated by such indemnified person, if such proceeding was authorized by the Board of Directors. This right to indemnification includes a right to the advancement of expenses that an indemnitee may incur in defending actions. Further, the Bylaws provide that an indemnified person has the right to bring suit to enforce such persons' right to indemnification. The registrant may also grant rights of indemnification to its employees and agents to the extent authorized by the Board of Directors from time to time.

     The registrant maintains, at its expense, a number of insurance polices that insure its directors and officers against specified liabilities which may be incurred in those capacities, subject to exclusions and deductions as are usual in these kinds of insurance policies.

Item 16.  Exhibits and Financial Statement Schedules

4.1 Certificate of Amendment to the Company's Restated Certificate of Incorporation

4.2 The Company's Certificate of Incorporation (incorporated by reference to the Company's Definitive Schedule 14A (Proxy Statement) filed February 19, 2002).

4.3 The Company's Bylaws (incorporated by reference to the Company's Form 8-K, filed January 9, 2002, File No. 000-28452).

4.4 Mutual Release and Contract of Settlement, dated June 20, 2000, between Jack D. Ashabranner II, UST Delivery Systems, Inc. and United Shipping & Technology, Inc., as amended on July 31, 2000, (incorporated by reference to the Company's Form 10-KSB for the fiscal year ended July 1, 2000).

4.5 Amendment dated January 18, 2001, to Mutual Release and Contract of Settlement, dated June 20, 2000, between Jack D. Ashabranner II, UST Delivery Systems, Inc. and United Shipping & Technology, Inc., as amended on July 31, 2000 (incorporated by reference to the Company's Form 10-QSB for the fiscal quarter ended December 30, 2000).

4.6 Note and Warrant Purchase Agreement by and among United Shipping & Technology, Inc., UST Delivery Systems, Inc. and Bayview Capital Partners LP, dated as of September 24, 1999 (incorporated by reference to the Company's Form 8-K, filed October 8, 1999).

4.7 Senior Subordinated Note by and among United Shipping & Technology, Inc., UST Delivery Systems, Inc. and Bayview Capital Partners LP, dated September 24, 1999 (incorporated by reference to the Company's Form 8-K, filed October 8, 1999).

4.8 Warrant to Purchase Common Stock of United Shipping & Technology, Inc. issued to Bayview Capital Partners LP, dated September 24, 1999 (incorporated by reference to the Company's Form 8-K, filed October 8,
          1999).

4.9 Form of Warrant issued to Bayview Capital Partners LP as of May 2000 (incorporated by reference to the Company's Statement on Form 10-KSB for the fiscal year ended July 1, 2000).

4.10 Form of Warrant issued to Bayview Capital Partners LP as of July 2000 (incorporated by reference to the Company's Statement on Form 10-KSB for the fiscal year ended July 1, 2000).

4.11 Securities Purchase Agreement dated as of March 1, 2001 among the Company and RS Investment Management, Inc. (incorporated by reference to the Company's Form 8-K, filed May 21, 2001).

4.12 Form of Stock Purchase Agreement entered into during March 2001 between the Company and TenX Venture Partners, LLC, HomePoint Corporation, Salah Al-Qahtani and AL-MAL Islamic Company (incorporated by reference to the Company's Form 8-K, filed May 21, 2001).

4.13 Form of Subscription Note issued to TenX Venture Partners, LLC, HomePoint Corporation, Salah Al-Qahtani and AL-MAL Islamic Company pursuant to Stock Purchase Agreements entered into during March 2001 (incorporated by reference to the Company's Form 8-K, filed May 21,
          2001).

4.14 Form of Subscription Note Purchase Agreement entered into between the Company and certain investors in July of 2001 (incorporated by reference to the Company's Form 10-KSB, filed October 15, 2001).

4.15 Form of Subscription Note issued in connection with the Company's Series F Convertible Preferred Stock financing in July of 2001 (incorporated by reference to the Company's Form 10-KSB, filed October 15, 2001).

4.16 Form of Warrant to purchase shares of Common Stock used in connection with the Company's Series F Convertible Preferred Stock financing in July of 2001 (incorporated by reference to the Company's Form 10-KSB, filed October 15, 2001).

4.17 Third Amended and Restated Registration Rights Agreement dated as of July 2001, among the Company, TH Lee.Putnam Internet Partners, L.P., TH Lee.Putnam Internet Parallel Partners, L.P., THLi Coinvestment Partners LLC, Blue Star I, LLC, RS Investment Management, Inc., Marshall T. Masko, Home Point Corporation, TenX Venture Partners, LLC, Al-Mal Islamic Company, Sheikh Salah A.H. Al-Qahtani and each Series F Convertible Preferred Stock purchaser (incorporated by reference to the Company's Form 10-KSB, filed October 15, 2001).

5.1       Opinion of Wesley C. Fredenburg, Esq.

23.1      Consent of Wesley C. Fredenburg, Esq. (included in Exhibit 5.1)

23.2      Consent of Ernst & Young LLP

23.3      Consent of Lurie Besikof Lapidus & Company, LLP

24.1 Power of Attorney (included on signature page to the registration statement) (Previously filed)


Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that the undertakings set forth in paragraphs (i) and
(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions summarized in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3/A and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and State of Minnesota, on June 3, 2002.


                                       VELOCITY EXPRESS CORPORATION

                                       By    /s/ Wesley C. Fredenburg
                                          --------------------------------------
                                                 Wesley C. Fredenburg
                                                 Secretary and General Counsel

                                  EXHIBIT INDEX

Number                                     Description

4.1 Certificate of Amendment to the Company's Restated Certificate of Incorporation

4.2 The Company's Certificate of Incorporation (incorporated by reference to the Company's Definitive Schedule 14A (Proxy Statement) filed February 19, 2002).

4.3 The Company's Bylaws (incorporated by reference to the Company's Form 8-K, filed January 9, 2002, File No. 000-28452)

4.4 Mutual Release and Contract of Settlement, dated June 20, 2000, between Jack D. Ashabranner II, UST Delivery Systems, Inc. and United Shipping & Technology, Inc., as amended on July 31, 2000 (incorporated by reference to the Company's Form 10-KSB for the fiscal year ended July 1, 2001).

4.5 Amendment dated January 18, 2001, to Mutual Release and Contract of Settlement, dated June 20, 2000, between Jack D. Ashabranner II, UST Delivery Systems, Inc. and United Shipping & Technology, Inc., as amended on July 31, 2000 (incorporated by reference to the Company's Form 10-QSB for the fiscal quarter ended December 30, 2000).

4.6 Note and Warrant Purchase Agreement by and among United Shipping & Technology, Inc., UST Delivery Systems, Inc. and Bayview Capital Partners LP, dated as of September 24, 1999 (incorporated by reference to the Company's Form 8-K, filed October 8, 1999).

4.7 Senior Subordinated Note by and among United Shipping & Technology, Inc., UST Delivery Systems, Inc. and Bayview Capital Partners LP, dated September 24, 1999 (incorporated by reference to the Company's Form 8-K, filed October 8, 1999).

4.8 Warrant to Purchase Common Stock of United Shipping & Technology, Inc. issued to Bayview Capital Partners LP, dated September 24, 1999 (incorporated by reference to the Company's Form 8-K, filed October 8, 1999).

4.9 Form of Warrant issued to Bayview Capital Partners LP as of May 2000 (incorporated by reference to the Company's Statement on Form 10-KSB for the fiscal year ended July 1, 2000).

4.10 Form of Warrant issued to Bayview Capital Partners LP as of July 2000 (incorporated by reference to the Company's Statement on Form 10-KSB for the fiscal year ended July 1, 2000).

4.11 Securities Purchase Agreement dated as of March 1, 2001 among the Company and RS Investment Management, Inc. (incorporated by reference to the Company's Form 8-K, filed May 21, 2001).

4.12 Form of Stock Purchase Agreement entered into during March 2001 between the Company and TenX Venture Partners, LLC, HomePoint Corporation, Salah Al-Qahtani and AL-MAL Islamic Company (incorporated by reference to the Company's Form 8-K, filed May 21, 2001).

Number                                 Description

4.13 Form of Subscription Note issued to TenX Venture Partners, LLC, HomePoint Corporation, Salah Al-Qahtani and AL-MAL Islamic Company pursuant to Stock Purchase Agreements entered into during March 2001 (incorporated by reference to the Company's Form 8-K, filed May 21, 2001).

4.14 Form of Subscription Note Purchase Agreement entered into between the Company and certain investors in July of 2001 (incorporated by reference to the Company's Form 10-KSB, filed October 15,
               2001).

4.15 Form of Subscription Note issued in connection with the Company's Series F Convertible Preferred Stock financing in July of 2001 (incorporated by reference to the Company's Form 10-KSB, filed October 15, 2001).

4.16 Form of Warrant to purchase shares of Common Stock used in connection with the Company's Series F Convertible Preferred Stock financing in July of 2001 (incorporated by reference to the Company's Form 10-KSB, filed October 15, 2001).

4.17 Third Amended and Restated Registration Rights Agreement dated as of July 2001, among the Company, TH Lee.Putnam Internet Partners, L.P., TH Lee.Putnam Internet Parallel Partners, L.P., THLi Coinvestment Partners LLC, Blue Star I, LLC, RS Investment Management, Inc., Marshall T. Masko, Home Point Corporation, TenX Venture Partners, LLC, Al-Mal Islamic Company, Sheikh Salah A.H. Al-Qahtani and each Series F Convertible Preferred Stock purchaser (incorporated by reference to the Company's Form 10-KSB, filed October 15, 2001).

5.1            Opinion of Wesley C. Fredenburg, Esq.

23.1           Consent of Wesley C. Fredenburg, Esq. (included in Exhibit 5.1)

23.2           Consent of Ernst & Young LLP

23.3           Consent of Lurie Besikof Lapidus & Company, LLP

24.1 Power of Attorney (included on signature page to the registration statement) (Previously filed)